UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 21, 2012

DIAMOND FOODS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51439	20-2556965
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

600 Montgomery Street, 13th Floor
San Francisco, California	94111-2702
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 445-7444

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Diamond Foods, Inc. (“Diamond”) is party to a Credit Agreement (as amended to date, the “Credit Agreement”), dated February 25, 2010, with Bank of America, N.A. (“Bank of America”), as Administrative Agent, Swing Line Lender and L/C Issuer, Barclays Capital, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch, and Bank of Montreal, as Joint Syndication Agents, the other lenders party thereto (together with Bank of America, “Lenders”), and Banc of America Securities LLC and Barclays Capital, as Joint Lead Arrangers and Joint Book Managers. The Credit Agreement was amended by that certain Letter Agreement, dated March 26, 2010, among Diamond Foods, Inc., Bank of America, N.A. and the lenders party to the Credit Agreement, dated as of February 25, 2010.

The Credit Agreement requires that Diamond comply with customary covenants, including delivery of annual and quarterly financial statements, and compliance with financial ratios. If Diamond does not comply with these covenants, Lenders holding more than 50% of (a) the total amount outstanding plus (b) the amount of any unused portion of the revolving credit loan (“Required Lenders”) may exercise remedies under the Credit Agreement, including declaring amounts owed under it immediately due and payable.

On March 21, 2012, Diamond entered into a Forbearance Agreement and Second Amendment to Credit Agreement (“Second Amendment”) with the Lenders.

Under the Second Amendment, the Lenders agreed to forbear from seeking any remedies under the Credit Agreement with respect to specified existing and anticipated non-compliance with the Credit Agreement until June 18, 2012 (“Forbearance Period”), including the right to declare amounts outstanding under the Credit Agreement immediately due and payable. The Second Amendment also provides that if Diamond meets the conditions of the Second Amendment, Diamond may continue to access revolving credit loans under the Credit Agreement. If before the end of the Forbearance Period any of the following events occur, then the Forbearance Period will terminate on the date of such event and the Lenders will be able to seek any remedies under the Credit Agreement with respect to existing and anticipated non-compliance with the Credit Agreement: (a) Diamond or any of its guarantors breaches any obligation or covenant under the Second Amendment, (b) any default or event of default occurs under the Credit Agreement or related agreements (other than those defaults or events of default that are related to any non-compliance specifically identified in the Second Amendment), or (c) GE Government Finance, Inc. seeks to exercise any remedies against Diamond’s collateral or accelerate the amounts due under the Loan Agreement, dated December 1, 2010, among Kettle Foods, Inc. (“Kettle”) and other parties thereto, pursuant to which Kettle received, and Diamond guaranteed Kettle’s obligations with respect to, $21.2 million in connection with a recovery zone facility bond (a tax-exempt private activity bond created by the American Recovery and Reinvestment Act) to finance expansion of Kettle’s manufacturing facility in Beloit, Wisconsin. During the Forbearance Period, Diamond is not permitted to make dividends to its stockholders that might otherwise be permitted under the Credit Agreement. Diamond also agreed that it would not permit its consolidated net income for the quarterly period ending April 30, 2012 (as adjusted for certain non-cash expenses resulting from the write-off of leasehold improvements and other approved non-recurring non-cash items) to be less than negative $13.0 million.

In addition, under the Second Amendment, the Credit Agreement was amended:

(a) to amend the definition of “Applicable Rate” under the Credit Agreement to increase, for the term of the Credit Agreement, Diamond’s cost of borrowing for Eurodollar rate loans to 4.25 % plus the London Interbank Offered Rate and for base rate loans to 3.25% plus the greater of (i) the Federal Funds Rate plus 0.50%, (ii) the Bank of America prime rate or (iii) the Eurodollar rate plus 1.00% for base rate loans (in each case, an increase of 75 basis points compared to immediately prior to the Second Amendment),

(b) to provide that any cash and cash equivalents in excess of $10.0 million held by Diamond will be used to prepay the revolving credit loan under the Credit Agreement, and

(c) to provide that Diamond will deliver specified financial information to the Administrative Agent and Lenders twice each month.

This description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, a copy of which is filed as an exhibit to this report and incorporated herein by this reference.

Item 7.01.	Regulation FD Disclosure

On March 21, 2012, Diamond issued a press release regarding entering into the Second Amendment. A copy of the press release is furnished as Exhibit 99.02 hereto and is incorporated herein by reference. This information contain herein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing of Diamond, whether made before or after the date of this report, regardless of any general incorporation language in the filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.01	Forbearance Agreement and Second Amendment to Credit Agreement, dated March 21, 2012, among Diamond Foods, Inc., Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Barclays Capital, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch, and Bank of Montreal, as Joint Syndication Agents, the other lenders party thereto, and Banc of America Securities LLC and Barclays Capital, as Joint Lead Arrangers and Joint Book Managers

99.02	Diamond Foods, Inc. press release dated March 21, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND FOODS, INC.

Date: March 21, 2012	By:	/s/ Stephen E. Kim
Name: Stephen E. Kim
Title: Senior Vice President, General Counsel and Human Resources